Exhibit 99.2

MSCI Inc. Announces Underwriters Exercise Over-Allotment Option

New York – April 29, 2008 – MSCI Inc. (NYSE: MXB) announced today that the underwriters of the recently priced underwritten secondary offering of 27,861,235 shares of its class A common stock by Morgan Stanley and The Capital Group Companies Charitable Foundation exercised in full their over-allotment option to acquire an additional 3,000,000 shares at the offering price of $29.00 per share.  The option was granted by Morgan Stanley.  MSCI Inc. will not receive any of the proceeds from the sale of the aggregate of 30,861,235 shares of its class A common stock.

The shares of MSCI Inc.’s class A common stock sold by Morgan Stanley and the Capital Foundation are registered pursuant to MSCI Inc.’s Registration Statement on Form S-1 (Registration No. 333-150185), which was declared effective by the Securities and Exchange Commission on April 21, 2008.

Morgan Stanley and UBS Investment Bank are serving as joint book-running managers for the offering.  Banc of America Securities LLC, Merrill Lynch & Co., William Blair & Company, Fox-Pitt Kelton Cochran Caronia Waller and Keefe, Bruyette & Woods are acting as co-managers.

Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained when available from:

Morgan Stanley & Co. Incorporated
180 Varick Street
New York, New York 10014
Attention: Prospectus Department
E-mail: prospectus@morganstanley.com

UBS Investment Bank
Prospectus Department
299 Park Avenue
New York, NY 10171
Phone: (888) 827-7275

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc. MXB#IR

MSCI Inc. Contact:
MSCI Inc. Investor Relations	+ 1.866.447.7874

For media enquiries please contact:
Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888